Exhibit 99.1
One F.N.B. Boulevard, Hermitage, PA 16148-3363
724-981-6000
January 27, 2009
Dear F.N.B. Corporation Shareholder:
On January 21st, our Board of Directors voted to reduce the quarterly dividend payout from $0.24 to $0.12 per share. This was not an easy decision given F.N.B. Corporation’s 36-year history of consistently increasing dividend payments to its shareholders, but we believe the decision is prudent given the environment. I would like to share with you why we came to that decision.
2008 — A year of unprecedented challenges
The financial services industry is undergoing global change. The reports about the challenges facing financial institutions seem never ending, but in 2008 when many banks, foreign and domestic, reported record losses, F.N.B. posted a profit of $35.6 million or $0.44 per share. In times like these, simply making a profit might be viewed as success, but we don’t see it that way. Given F.N.B.’s rich history of profitability and increased dividends, we were disappointed with our 2008 results. As we close out 2008, it is important to note that at year end, the Corporation’s capital ratios continued to exceed federal bank regulatory agency “well capitalized” thresholds, and our fundamentals and balance sheet remain strong.
2009 — More challenges ahead before we see improvement
Many economists see the world and US economies continuing to slow in 2009 with a leveling sometime in the second half of the year, followed by a slow and gradual recovery as consumers and businesses continue to deleverage. We think these conditions will challenge bank profitability again in 2009 as credit costs remain elevated, margins shrink, and FDIC insurance costs rise. We believe that our conservative operating model, efficient use of capital, and the lower volatility of our traditional markets position F.N.B. to outperform many of our competitors in 2009.
Strategies for good times and bad — F.N.B.’s operating strategy well positioned for both
F.N.B.’s management and Board of Directors have adopted a conservative operating strategy that functions well in both good times and bad. Our operating strategy states that we “manage our businesses for profitability” such that we:
•	Operate our businesses in markets we know and understand

•	Maintain a low risk profile

•	Drive organic revenue growth through relationship banking

•	Fund loan growth with core deposits

•	Target a neutral asset-liability posture to manage interest rate risk

•	Build fee income sources

•	Maintain rigid control of expenses

Our capital management strategy requires us to use capital efficiently and maintain or exceed regulatory “well capitalized” measures.
Positioning the company for the future
As the financial services industry restructures, I believe you will see investment banks dramatically de-lever, non-traditional consumer lending will largely disappear, and wholesale funding models will give way to more traditional funding models such as ours. As these events unfold, traditional banks, such as F.N.B., will become more important to credit creation. A constrained supply of deposit funding should require loan pricing to better reflect risk, which helps to improve net interest income.
These things won’t happen overnight. They will take time. So, before we can enjoy the good times ahead, we have to successfully manage through the tough times we’re in today. That means preserving our capital and maintaining our liquidity. It is for these reasons that we decided to reduce our dividend.
As we deal with today’s challenges, it is critically important that we not lose sight of the promise of the future and prepare for it. We must strategically invest in our people, products, and processes to improve profitability; and we must continue improving our sales and service culture to ensure we retain our current customer base, attract new customers to F.N.B., and meet more of our customers’ needs with F.N.B. products and services.
Creating long term shareholder value
We appreciate your decision to invest in F.N.B. stock. We reaffirm our commitment to manage our business to create long-term value for shareholders and to position F.N.B. Corporation as a strong competitor in the communities where we do business.
Thank you for your support.
Sincerely,
Robert V. New, Jr.
Shareholder, President and CEO of F.N.B. Corporation